Filed pursuant to Rule 424(b)(3)
Registration Number 333-198643

Prospectus Supplement No. 2
(To the prospectus dated November 18, 2015)

1,039,276 Shares

NAKED BRAND GROUP INC.

Common Stock

__________________________

This Prospectus Supplement No. 2 (the “Prospectus Supplement”) supplements our Prospectus dated November 18, 2015 (the “Prospectus”), as previously amended and supplemented, which forms a part of our Registration Statement on Form S-1 (Registration Statement No. 333-198643), relating to the offer and sale by the selling stockholders identified in the Prospectus of up to 1,039,276 shares of our common stock that may be issued upon exercise of warrants. The warrants were acquired by the selling stockholders directly from our company in private placements that were exempt from the registration requirements of the Securities Act of 1933, as amended.

The selling stockholders may sell all or a portion of the shares being offered pursuant to the Prospectus, as previously amended and supplemented, at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices.

Our common stock is quoted on the NASDAQ Capital Market under the symbol “NAKD.” On December 29, 2015, the closing price of our common stock was $4.00 per share.

We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders. We will, however, receive proceeds upon exercise of the warrants by the selling stockholders. We will pay for expenses of this offering, except that the selling stockholders will pay any broker discounts or commissions or equivalent expenses and expenses of their legal counsels applicable to the sale of their shares.

Except as the context otherwise requires, all share and per share information in this Prospectus Supplement gives effect to the 1-for-40 reverse stock split of our issued and outstanding shares of common stock, which was effected on August 10, 2015.

Recent Developments

This Prospectus Supplement is being filed to update, amend and supplement the information in the Prospectus with the information contained in our Current Reports on Form 8-K filed with the Securities and Exchange Commission on December 18, 2015 and December 23, 2015 (the “Reports”). Accordingly, we have attached the Reports to this Prospectus Supplement. Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement modifies or supersedes such statement. Any statement that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Prospectus Supplement.

This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus, including any amendments or supplements to it.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 6 of the Prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is December 30, 2015.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 17, 2015

NAKED BRAND GROUP INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52381	99-0369814
(State or other	(Commission	(IRS Employer
jurisdiction	File Number)	Identification No.)
of incorporation)

10th Floor – 95 Madison Avenue, New York, NY 10016
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code 212.851.8050

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Material Definitive Agreement.

On December 17, 2015, Naked Brand Group Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Noble Financial Capital Markets and Dawson James Securities, Inc. as representatives of the several underwriters named in Schedule I thereto (collectively, the “Underwriters”), pursuant to which the Company agreed to sell and issue to the Underwriters, and the Underwriters agreed to purchase from the Company, an aggregate of 1,875,000 shares (the “Firm Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), including up to 281,250 shares of Common Stock pursuant to the directed share program. Under the terms of the Underwriting Agreement, the Company granted the Underwriters a 30 day option to purchase up to an additional 281,250 shares of Common Stock to cover over-allotments (the “Over-Allotment Shares” and together with the Firm Shares, the “Shares”). The Shares are being offered and sold to the public (the “Offering”) pursuant to the Company’s registration statement on Form S-1 (File No. 333-207110), as amended (the “Registration Statement”), which was declared effective by the Securities and Exchange Commission (the “SEC”) on December 17, 2015, and a related prospectus. The Offering price to the public is $4.00 per Share and the Underwriters have agreed to purchase the Shares from the Company pursuant to the Underwriting Agreement at a purchase price of $3.68 per Share. The purchase and sale of the Firm Shares, and the closing of the Offering, is expected to take place on December 23, 2015, subject to the satisfaction of customary closing conditions.

The net proceeds to the Company from the sale of the Firm Shares in the Offering will be approximately $6.55 million after deducting the underwriting discounts and commissions (or, if all of the Over-Allotment Shares are sold to cover over-allotments, approximately $7.59 million). The Company expects to use the net proceeds of the Offering for (i) sales and marketing, including growth of online direct sales, expansion of wholesale distribution channels and brand awareness campaigns, digital and social media and direct-to-consumer marketing initiatives, (ii) product development and (iii) working capital and general corporate purposes.

In addition, pursuant to the terms of the Underwriting Agreement, the Company and each of the Company’s directors, executive officers and certain of its other affiliates have entered into “lock-up” agreements with the Underwriters that generally prohibit the sale, transfer, or other disposition of securities of the Company without the prior written consent of the representatives on behalf of the Underwriters. Such prohibitions shall commence on December 17, 2015 and shall remain in place for a period of at least 90 days with respect to the Company and one year with respect to such directors, executive officers and affiliates.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions.

The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is filed as Exhibit 1.1 hereto and is incorporated herein by reference. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Underwriting Agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the Underwriting Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Underwriting Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Underwriting Agreement.

The Registration Statement relating to the Shares offered by the Company was filed with the SEC and is effective. A prospectus relating to the Offering has been filed with the SEC and is available on the SEC’s web site at http://www.sec.gov. Copies of the final prospectus relating to the Offering may be obtained from or from Noble Financial Capital Markets c/o the Prospectus Department, 951 Yamato Road, Suite 210, Boca Raton, Florida 33431, or by email at fpenafiel@noblefinancialgroup.com, or by telephone at (561) 994-1191, or Dawson James Securities, Inc. c/o, the Prospectus Department, 1 North Federal Highway, 5th Floor, Boca Raton, FL 33432, or by email at mmaclaren@dawsonjames.com, or by telephone at (866) 928-0928.

Forward-Looking Statements

This report contains forward-looking statements that involve risks and uncertainties, such as statements related to the anticipated closing of the Offering and the amount of proceeds expected from the Offering. The risks and uncertainties involved include the Company’s ability to satisfy certain conditions to closing on a timely basis or at all, as well as other risks detailed from time to time in the Company’s filings with the SEC. You are cautioned not to place undue reliance on forward-looking statements, which are based on the Company’s current expectations and assumptions and speak only as of the date of this report. The Company does not intend to revise or update any forward-looking statement in this report to reflect events or circumstances arising after the date hereof, except as may be required by law.

Item 8.01. Other Events.

The NASDAQ Capital Market Listing of the Common Stock

On December 18, 2015, the Company’s Common Stock began trading on The NASDAQ Capital Market under the symbol “NAKD.” In connection with its listing on The NASDAQ Capital Market, the Common Stock ceased quotation on the OTCQB Marketplace on December 18, 2015.

Press Release

On December 18, 2015, the Company issued a press release announcing the pricing of the Offering and the listing of the Common Stock on The NASDAQ Capital Market as described above. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference in its entirety.

Item 9.01. Financial Statements and Exhibits.

(d)            Exhibits

1.1*	Underwriting Agreement, dated December 17, 2015, by and among Naked Brand Group Inc., Noble Financial Capital Markets and Dawson James Securities, Inc.
99.1*	Press Release dated December 18, 2015.

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NAKED BRAND GROUP INC.

By: /s/ Joel Primus
_________________________________________________________
Joel Primus, President and Secretary

Date: December 18, 2015

Exhibit Index

1.1*	Underwriting Agreement, dated December 17, 2015, by and among Naked Brand Group Inc., Noble Financial Capital Markets and Dawson James Securities, Inc.
99.1*	Press Release dated December 18, 2015.

* Filed herewith

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 23, 2015

NAKED BRAND GROUP INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52381	99-0369814
(State or other	(Commission	(IRS Employer
jurisdiction	File Number)	Identification No.)
of incorporation)

10thFloor – 95 Madison Avenue, New York, NY 10016
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code 212.851.8050

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.

On December 23, 2015, Naked Brand Group Inc. (the “Company”) completed its underwritten public offering (the “Offering”) of its common stock, par value $0.001 per share (the “Common Stock”), as further described in Item 8.01 below.

Upon completion of the Offering, in accordance with the terms of those certain 6% convertible senior secured debentures, dated June 10, 2014, as amended on August 3, 2015 (collectively, the “Debentures”), the outstanding aggregate principal amount of $6,936,450 plus outstanding accrued and unpaid interest of $39,585 underlying the Debentures, and additional interest of $208,093, which is equal to six (6) months of interest that would have accrued under the terms of the Debentures, was automatically converted into an aggregate of 2,394,699 shares of Common Stock at a conversion price equal to $3.00 per share.

The offer and sale of these securities were issued to accredited investors pursuant to Rule 506 of Regulation D and/or Section 4(a)(2) of the Securities Act of 1933, as amended.

Item 8.01. Other Events.

On December 23, 2015, the Company issued a press release announcing that it completed the Offering announced on December 18, 2015 of 1,875,000 shares (the “Shares”) of Common Stock at a price of $4.00 per share. Noble Financial Capital Markets and Dawson James Securities, Inc. were the underwriters for the Offering. The Shares was offered pursuant to the Company’s registration statement on Form S-1 (File No. 333-207110). The Company’s press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

99.1*	Press Release dated December 23, 2015.

* Filed herewith.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NAKED BRAND GROUP INC.

By: /s/ Joel Primus

Joel Primus, President and Secretary

Date: December 23, 2015

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Exhibit Index

99.1*	Press Release dated December 23, 2015.

* Filed herewith.

4